Exhibit 99.1

FOSSIL GROUP, INC. REPORTS THIRD QUARTER 2021 FINANCIAL RESULTS;
RAISES FULL YEAR OUTLOOK

Richardson, TX, November 10, 2021 (GLOBE NEWSWIRE) - Fossil Group, Inc. (NASDAQ: FOSL) today announced financial results for the third quarter ended October 2, 2021.

Third Quarter Fiscal 2021 Summary

•Worldwide net sales of $492 million increased 13%, or 11% on a constant currency basis, reflecting growth across all three regions.

•Net sales through all digital channels grew 28% and 97%, on a constant currency basis, compared to the third quarter of fiscal 2020 and 2019, respectively, and represented 40% of worldwide net sales.

•Operating income increased to $48 million, or 10% of sales, compared to $18 million, or 4% of sales a year ago. Adjusted operating income increased significantly to $54 million compared to $28 million in the third quarter of 2020, while adjusted operating margin expanded to 11% from 6%.

•Total liquidity of $305 million, consisting of cash and cash equivalents of $182 million and $123 million of borrowing availability, and total debt of $139 million, each as of October 2, 2021. On November 3, 2021, Fossil completed a $150 million senior notes offering, further strengthening the Company’s financial condition.

“We are pleased to report another quarter of strong financial performance,” said Kosta Kartsotis, Chairman and CEO. “Top line growth, solid gross margins and ongoing expense management drove adjusted operating margins of 11% in the third quarter. A continuing focus on our four strategic priorities is fueling broad-based sales growth, led by digital channels. We are proud of our teams for their hard work and dedication that has translated to strong top line performance, while also delivering sharp execution on inventory management and expense control fundamentals.”

“We are entering the holiday season with a healthy inventory position and strong consumer demand within our largest markets and core categories. As we look ahead to 2022, we feel confident that the business is well-positioned from both an operational and financial perspective. We have the talent, tools and financial flexibility to continue to drive growth and build shareholder value over the long-term.”

Third Quarter 2021 Operating Results

Amounts referred to as “adjusted” as well as “constant currency” are non-GAAP measures. Reconciliations of these non-GAAP measures to their closest GAAP reported measure is included at the end of this press release.

•Net sales totaled $491.8 million, an increase of 13% on a reported basis and 11% in constant currency compared to $435.5 million in the third quarter of fiscal 2020. Net sales, in constant currency, grew in all regions with the Americas at 10%, Europe at 21% and Asia at 5% versus the same quarter last year. Additionally, total digital sales grew 28%, in constant currency, in the third quarter and represented 40% of worldwide net sales.
•Gross profit totaled $259.5 million compared to $229.8 million in the third quarter of 2020. Gross margin was flat compared to the prior year third quarter at 52.8% and primarily reflects a favorable currency impact, improved channel mix and reduced minimum licensor royalty costs offset by product and region mix.

•Operating expenses totaled $211.7 million compared to $212.3 million a year ago. As a percentage of net sales, operating expenses were 43.0% in the third quarter of 2021 compared to 48.7% in the prior year third quarter. Selling, general and administrative (“SG&A”) expenses were $205.7 million compared to $202.0 million in the third quarter of 2020. As a percentage of net sales, SG&A expenses were 41.8% in the third quarter of 2021 compared to 46.4% in the prior year third quarter.

•Operating income increased to $47.8 million compared to $17.5 million in the third quarter of 2020. Operating margin was 9.7% in the third quarter of 2021 compared to 4.0% in the prior year third quarter. Adjusted operating income totaled $53.8 million compared to $27.8 million in the third quarter of 2020. Adjusted operating margin was 10.9% in the third quarter of 2021 compared to 6.4% in the prior year third quarter.

•Adjusted EBITDA was $62.5 million, or 12.7% of net sales in the third quarter of 2021 and $43.3 million, or 9.9% in the prior year period.

•Net income totaled $31.4 million, compared to $16.0 million in the third quarter of 2020. On a per share basis, net income was $0.60 per diluted share, compared to $0.31 per diluted share in the third quarter of 2020. Per share data included restructuring charges of $0.08 per diluted share in the third quarter of 2021 and $0.09 per diluted share in the third quarter of 2020. During the third quarter of 2021, currencies favorably affected income per diluted share by approximately $0.15.

Balance Sheet Summary

As of October 2, 2021, the Company had total liquidity of $305 million, consisting of $182 million of cash and cash equivalents and $123 million of availability under its revolving credit facility. Total debt was $139 million, including $122 million under its term credit agreement. Inventories at the end of the third quarter of 2021 totaled $398 million, an increase of 11% versus the prior year. In the fourth quarter of 2021, Fossil completed a $150 million senior notes offering, further strengthening the Company’s financial condition. The proceeds were primarily used to repay outstanding borrowings under its Term Credit Agreement, prepayment fees and accrued interest costs. The remaining net proceeds will be used for general corporate purposes.

Outlook

For fiscal year 2021, the Company is raising its outlook for worldwide net sales growth to approximately 17% to 19%, at prevailing currency rates, and full year Adjusted EBITDA(1) margin to 8.5% to 9.5%. For the 13-week quarter ending January 1, 2022, worldwide net sales are expected to increase in the range of 18% to 25% compared to the 13-week quarter ended January 2, 2021.

Safe Harbor

Certain statements contained herein that are not historical facts, including the success of our connected accessories, future financial guidance as well as estimated impacts of COVID-19, tariffs, the Tax Cuts and Jobs Act, foreign currency translation, amortization expense, foreign tax credits, non-cash impairments and restructuring charges, constitute “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995 and involve a number of risks and uncertainties. The actual results of the future events described in such forward-looking statements could differ materially from those stated in such forward-looking statements. Among the factors that could cause actual results to differ materially are: the effect of worldwide economic conditions; the impact of COVID-19; significant changes in consumer spending patterns or preferences; interruptions or delays in the supply of key components; acts of war or acts of terrorism; loss of key facilities; data breach or information systems disruptions; changes in foreign currency valuations in relation to the U.S. dollar; lower levels of consumer spending resulting from a general economic downturn or generally reduced shopping activity caused by public safety or consumer confidence concerns; the performance of our products within the prevailing retail environment; customer acceptance of both new designs and newly-introduced product lines; changes in the mix of product sales; our ability to maintain proper inventory levels; financial difficulties encountered by customers; the effects of vigorous competition in the markets in which we operate; compliance with debt covenants and other contractual provisions; risks related to the success of our business strategy and restructuring programs; the termination or non-renewal of material licenses; risks related to foreign operations and manufacturing; changes in the costs of materials, labor and advertising; government regulation and tariffs; our ability to secure and protect trademarks and other intellectual property rights; levels of traffic to and management of our retail stores; and the outcome of current and possible future litigation, as well as the risks and uncertainties set forth in the Company’s most recent Annual Report on Form 10-K/A and subsequent Quarterly Reports on Form 10-Q filed with the Securities and Exchange Commission (the “SEC”). These forward-looking statements are based on our current expectations and beliefs concerning future developments and their potential effect on us. While management believes that these forward-looking statements are reasonable as and when made, there can be no assurance that future developments affecting us will be those that we anticipate. Readers of this release should consider these factors in evaluating, and are cautioned not to place undue reliance on, the forward-looking statements contained herein. The Company assumes no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events, or otherwise, except as required by law.

About Fossil Group, Inc.

Fossil Group, Inc. is a global design, marketing, distribution and innovation company specializing in lifestyle accessories. Under a diverse portfolio of owned and licensed brands, our offerings include traditional watches, smartwatches, jewelry, handbags, small leather goods, belts and sunglasses. We are committed to delivering the best in design and innovation across our owned brands, Fossil, Michele, Relic, Skagen and Zodiac, and licensed brands, Armani Exchange, Diesel, DKNY, Emporio Armani, kate spade new york, Michael Kors, PUMA and Tory Burch. We bring each brand story to life through an extensive distribution network across numerous geographies, categories and channels. Certain press release and SEC filing information concerning the Company is also available at www.fossilgroup.com.

(1) A reconciliation of Adjusted EBITDA, a non-GAAP financial measure, to a corresponding GAAP measure is not available on a forward-looking basis without unreasonable efforts due to the high variability and low visibility of certain income and expense items that are excluded in calculating Adjusted EBITDA.

Investor Relations:	Christine Greany
The Blueshirt Group
(858) 722-7815
christine@blueshirtgroup.com

Consolidated Income Statement Data	For the 13 Weeks Ended	For the 13 Weeks Ended
($ in millions, except per share data):	October 2, 2021	October 3, 2020
Net sales	$491.8	$435.5
Cost of sales	232.3	205.7
Gross profit	259.5	229.8
Gross margin	52.8%	52.8%
Operating expenses:
Selling, general and administrative expenses	205.7	202.0
Trade name impairment	—	—
Other long-lived asset impairments	0.6	4.6
Restructuring charges	5.4	5.7
Total operating expenses	$211.7	$212.3
Total operating expenses (% of net sales)	43.0%	48.7%
Operating income (loss)	47.8	17.5
Operating margin	9.7%	4.0%
Interest expense	6.4	8.0
Other income (expense) - net	(0.5)	—
Income (loss) before income taxes	40.9	9.5
Provision for income taxes	9.0	(6.8)
Less: Net income attributable to noncontrolling interest	0.5	0.3
Net income attributable to Fossil Group, Inc.	$31.4	$16.0
Earnings per share:
Basic	$0.60	$0.31
Diluted	$0.60	$0.31
Weighted average common shares outstanding:
Basic	52.1	51.3
Diluted	52.8	51.8

Consolidated Balance Sheet Data ($ in millions):	October 2, 2021	October 3, 2020
Assets:
Cash and cash equivalents	$181.8	$323.6
Accounts receivable - net	251.5	189.8
Inventories	398.3	359.5
Other current assets	155.9	134.9
Total current assets	$987.5	$1,007.8
Property, plant and equipment - net	$92.8	$118.5
Operating lease right-of-use assets	188.0	244.5
Intangible and other assets - net	87.7	151.5
Total long-term assets	$368.5	$514.5
Total assets	$1,356.0	$1,522.3

Liabilities and stockholders’ equity:
Accounts payable, accrued expenses and other current liabilities	$528.2	$528.5
Short-term debt	41.2	21.4
Total current liabilities	$569.4	$549.9
Long-term debt	$97.4	$217.9
Long-term operating lease liabilities	184.3	260.7
Other long-term liabilities	62.0	70.2
Total long-term liabilities	$343.7	$548.8
Stockholders’ equity	442.9	$423.6
Total liabilities and stockholders’ equity	$1,356.0	$1,522.3

Constant Currency Financial Information

The following table presents the Company’s business segment and product net sales on a constant currency basis which are non-GAAP financial measures. To calculate net sales on a constant currency basis, net sales for the current fiscal year period for entities reporting in currencies other than the U.S. dollar are translated into U.S. dollars at the average rates during the comparable period of the prior fiscal year. The Company presents constant currency information to provide investors with a basis to evaluate how its underlying business performed excluding the effects of foreign currency exchange rate fluctuations. The constant currency financial information presented herein should not be considered a substitute for, or superior to, the measures of financial performance prepared in accordance with GAAP.

	Net Sales
	For the 13 weeks ended October 2, 2021			For the 13 weeks ended October 3, 2020	Growth (Decline)
($ in millions)	As Reported	Less: Impact of Foreign Currency Exchange Rates	Constant Currency	As Reported	Percentage as Reported	Percentage Constant Currency
Segment:
Americas	$193.7	$(1.6)	$192.1	$175.1	11%	10%
Europe	165.9	(2.4)	163.5	135.3	23	21
Asia	129.5	(3.5)	126.0	119.7	8	5
Corporate	2.7	—	2.7	5.4	(50)	(50)
Total net sales	$491.8	$(7.5)	$484.3	$435.5	13%	11%

Product Categories:
Watches	$393.7	$(6.2)	$387.5	$356.6	10%	9%
Leathers	36.4	(0.4)	36.0	37.7	(3)	(5)
Jewelry	52.5	(0.8)	51.7	28.9	82	79
Other	9.2	(0.1)	9.1	12.3	(25)	(26)
Total net sales	$491.8	$(7.5)	$484.3	$435.5	13%	11%

Adjusted operating income (loss) and Adjusted EBITDA

Adjusted operating income (loss) and Adjusted EBITDA are non-GAAP financial measures. We define Adjusted operating income (loss) as operating income (loss) before impairment expense and restructuring expense. We define Adjusted EBITDA as our net income (loss) before the impact of income tax expense (benefit), plus interest expense, amortization and depreciation, impairment expense, other non-cash charges, stock-based compensation expense, and restructuring expense minus interest income. We have included Adjusted operating income (loss) and Adjusted EBITDA herein because they are widely used by investors for valuation and for comparing our financial performance with the performance of our competitors. We also use both non-GAAP financial measures to monitor and compare the financial performance of our operations. Our presentation of Adjusting operating income (loss) and Adjusted EBITDA may not be comparable to similarly titled measures other companies report. Adjusted operating income (loss) and Adjusted EBITDA are not intended to be used as alternatives to any measure of our performance in accordance with GAAP.

The following table reconciles Adjusted operating income (loss) to the most directly comparable GAAP financial measure, which is operating income (loss).

($ in millions):	Operating income (loss)	Less: Other long-lived asset impairment	Less: Restructuring expenses	Adjusted operating income (loss)

For the 13 weeks ended October 2, 2021	$47.8	$0.6	$5.4	$53.8
For the 13 weeks ended October 3, 2020	17.5	4.6	5.7	27.8

The following table reconciles Adjusted EBITDA to the most directly comparable GAAP financial measure, which is income (loss) before income taxes. Certain line items presented in the table below, when aggregated, may not foot due to rounding.

	Fiscal 2020(1)	Fiscal 2021
($ in millions):	Q4	Q1	Q2	Q3	Total
Income (loss) before income taxes	$11.5	$(22.2)	$7.3	$40.9	$37.5
Plus:
Interest expense	8.4	7.3	6.5	6.4	28.6
Amortization and depreciation	10.0	8.9	7.5	7.0	33.4
Impairment expense	6.5	4.5	1.3	0.6	12.9
Other non-cash charges	1.0	(0.2)	(0.4)	(0.6)	(0.2)
Stock-based compensation	1.9	1.8	2.5	2.9	9.1
Restructuring expense	10.9	7.5	5.7	5.4	29.5
Less:
Interest Income	0.2	0.1	0.1	0.1	0.5
Adjusted EBITDA	$50.0	$7.5	$30.3	$62.5	$150.3
(1)   Prior period amounts have been adjusted to conform to the current period presentation.

Store Count Information

	October 3, 2020	Opened	Closed	October 2, 2021
Americas	189	1	27	163
Europe	153	1	26	128
Asia	89	0	6	83
Total stores	431	2	59	374

END OF RELEASE